EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. The following description of our capital stock does not purport to be complete so you should refer to our Articles of Incorporation and Bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of the information contained in this section.

General

Our authorized capital stock consists of 70,000,000 shares, of which 50,000,000 shares are voting common stock, $1.00 par value per share (“voting common stock”) and 10,000,000 shares are non-voting common stock, $1.00 par value per share (“non-voting common stock,” and together with voting common stock, “common stock”), and 10,000,000 shares are preferred stock, $1.00 par value (“preferred stock”). As of March 5, 2026, 11,853,258 shares of our voting common stock were outstanding, 132,156 shares of our non-voting common stock were outstanding, and no shares of our preferred stock were designated or outstanding.

All of our outstanding shares of common stock are fully paid and nonassessable.

Common Stock

Voting Common Stock

Voting Rights

Holders of our voting common stock are entitled to one vote per share on all matters requiring shareholder action, including the election of directors. Our Bylaws provide that a majority of the shares entitled to vote at a shareholders’ meeting, represented in person or by proxy, constitute a quorum. If a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceeds the votes cast opposing the action, unless otherwise specified by law or our Articles of Incorporation and except for the election of directors, which will be determined by a plurality vote. There are no cumulative voting rights.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of voting common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock or any other classes of shares having prior rights as to dividends, if any, then outstanding.

Dividends

Holders of our voting common stock may receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock or other classes of shares may be entitled. Our future dividend policy will be subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. Our ability to pay dividends is subject to statutory and regulatory limitations applicable to us and our Bank. Please see “Dividend Policy” and “Supervision and Regulation – Holding Company Regulation – Dividends and Stock Repurchases” for a description of certain limitations and restrictions on the payment of dividends applicable to the Company.

Non-voting Common Stock

No Voting Rights

Holders of non-voting common stock do not have any voting rights, except as may otherwise from time to time be required by law.

Ranking

Shares of the non-voting common stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:

• pari passu with the voting common stock; and

• subordinate and junior in right of payment and to all other securities of the Company which, by their respective terms, are senior to the non-voting common stock or voting common stock.

Dividends

Our non-voting common stock ranks pari passu with our voting common stock with respect to payment of dividends and distribution. Holders of non-voting common stock are entitled to receive dividends and distributions in the same per share amount as paid on the voting common stock. No dividends or distributions will be paid to voting common stock or any other class or series of capital stock ranking pari passu with the voting common stock (with respect to dividends or distributions) unless an identical dividend or distribution is paid, at the same time, to the non-voting common stock in an amount per share of non-voting common stock equal to the product of, (1) the per share dividend or distribution declared and paid in respect of each share of voting common stock and (2) the number of shares of voting common stock into which such share of non-voting common stock is then convertible.

No Redemption Rights

The shares of non-voting common stock are not redeemable at the option of the Company or holders of non-voting common stock at any time.

Conversion Rights

Subject to the restrictions and requirements provided in our Articles of Incorporation, a holder of non-voting common stock shall be permitted to convert shares of non-voting common stock into shares of voting common stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.9% of the Company’s voting common stock (or of any class of voting securities issued by the Company). In any such conversion, each share of non-voting common stock will convert into one (1) share of voting common stock, subject to adjustment as provided in our Articles of Incorporation. Additionally, subject to the restrictions provided in our Articles of Incorporation, each share of non-voting common stock will automatically convert into one (1) share of voting common stock, without any further action on the part of any holder, subject to adjustment as provided in our Articles of Incorporation, on the date a holder of non-voting common stock transfers any shares of non-voting common stock to a non-affiliate of the holder.

Preemptive Rights

The holders of shares of the non-voting common stock have no preemptive rights under our Articles of Incorporation with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

Protective Provisions

As long as there are any shares of non-voting common stock issued and outstanding, the Company will not, (1) alter or change the rights, preferences, privileges or restrictions for the benefit of the holders of non-voting common stock, (2) increase or decrease the authorized number of shares of non-voting common stock, or (3) enter into any agreement, merger, or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of holders of non-voting common stock.

If the Company repurchases shares of voting common stock, the Company must offer to repurchase shares of non-voting common stock pro rata based upon the then-applicable conversion ratio of non-voting common stock to voting common stock.

In the event of a capital reorganization of the voting common stock (other than a stock split, reverse stock split, or change of voting common stock into the same or a different number of shares of another class of stock) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person or corporation, the Company must make provision for the holders of non-voting common stock to receive, upon conversion of the non-voting common stock, the number of shares of stock or other securities or property of the Company, or of the successor company resulting from such transaction, that such holders would be entitled to receive upon conversion of their non-voting common stock to voting common stock in connection with such transaction.

Restrictions on Ownership of Company Common Stock

The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, and regulatory approval for the acquisition of our stock may be required under certain circumstances. The BHCA requires any bank holding company to obtain the approval of the FRB prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or otherwise is deemed to control us under the BHCA, would be subject to regulation as a bank holding company under the BHCA. In addition, any person other than a bank holding company may be required to obtain prior approval of the FRB to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. See the section entitled “Supervision and Regulation — Holding Company Regulation” for an additional description of these federal law restrictions on ownership of our common stock.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our Bylaws provide that shareholders must provide advance notice of any proposal or nomination for election as a director which a shareholder desires to bring before a meeting of shareholders. Such requirements are in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in the Company’s proxy materials.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock. The shares of preferred stock may be divided into and issued in one or more series, with such relative rights, preferences, and limitations as determined by the board of directors in its discretion. The board of directors is authorized to establish one or more series of preferred stock and to cause shares of preferred stock to be issued from time to time. At present, the Company has no shares of preferred stock outstanding.

Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. Furthermore, the issuance of preferred stock could adversely affect the likelihood that such holders will receive dividend payments and payments upon liquidation. The shares of preferred stock that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have an adverse effect on the market value of our common stock.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their shares over our then-market price.

Transactions with Certain Investors

Preemptive Rights. In connection with the Recapitalization and pursuant to a subsequent Stock Purchase Agreement dated June 18, 2019 (the “2019 SPA”), certain shareholders of the Company generally have the right to purchase its pro rata share of any securities that we may issue in the future. In each case, such rights do not apply to certain transactions such as a mergers or issuances pursuant to an equity incentive plan approved by the board of directors (subject to certain limitations). The purchase right would be triggered as a result of this offering.

Board Representation and Information Rights. The Recapitalization also provided each of Patriot Fund II and GCP CoastalSouth LLC (“GCP CoastalSouth”) with the right to select one representative each to the Company and Bank boards of directors and one observer to attend the meetings of the Company and the Bank boards of directors as long as Patriot Partner Fund II and GCP CoastalSouth (and their affiliates) each own at least 50% of the shares of common stock that it purchased in the Recapitalization, or 4.9% or more of the voting common stock of the Company. The Company must recommend that its shareholders elect such board representative of Patriot Partner Fund II and GCP CoastalSouth at any shareholders’ meeting. In addition, certain shareholders of the Company who purchased shares in the Recapitalization or pursuant to the 2019 SPA have inspection rights for Company books and records and the right to certain information, including books and records and financial statements.

Anti-Takeover Provisions

Provisions of our Articles of Incorporation and Bylaws, and the GBCC and federal banking regulations applicable to us, may be deemed to have anti- takeover effects and may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock. See the section entitled “Supervision and Regulation —

Holding Company Regulation” for a description of the federal banking regulations applicable to us that may be deemed to have anti-takeover effects.

Authorized but Unissued Shares

The corporate laws and regulations applicable to us will enable our board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common stock or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our board of directors to issue authorized but unissued shares of our common stock or preferred stock at its sole discretion may enable our board of directors to sell shares to individuals or groups who the board of directors perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock

Our Articles of Incorporation contains provisions that will permit our board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies

Pursuant to our Bylaws, our board of directors are authorized to have not less than five nor more than 15 directors, unless changed by resolution of our board of directors. Our board of directors will be able to increase the size of the board of directors between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting

Our Bylaws do not permit cumulative voting in the election of directors. In the absence of cumulative voting, the holders of a majority of the shares of our common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders

For a special shareholders’ meeting to be called, our Bylaws require the Chairman of the board of directors, the Company’s Chief Executive Officer, or the holders of shares of at least 25% of the votes entitled to be cast on each issue proposed to be considered at such special meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals

Our Bylaws includes an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

Amending our Bylaws

Our board of directors may amend our Bylaws, other than a bylaw enacted by shareholders which the board of directors is expressly not permitted to amend without shareholder approval.

Approval of Merger

Under the GBCC, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a Georgia corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles of incorporation or bylaws of a Georgia corporation may, but are not required to, set a higher standard for approval of such transactions. Our Articles of Incorporation and Bylaws do not set higher limits.

Federal Banking Laws

The BHCA, and Change in Bank Control Act, and Financial Institutions Code of Georgia impose notice, application and approvals and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect control of bank holding companies or banks, as applicable. These laws could delay or prevent an acquisition.

Other Matters

Under our Articles of Incorporation and Bylaws, the holders of our common stock have no preemptive or other subscription rights (except as otherwise disclosed herein) and there are no redemption, sinking fund or conversion privileges applicable to our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “COSO.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.